Exhibit 99.1

LITHIUM TECHNOLOGY CORPORATION INCREASES

AUTHORIZED COMMON STOCK

Plymouth Meeting, Pennsylvania, March 26, 2009. Lithium Technology Corporation (“LTC”) announced today that it has amended its Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 750 million shares to 3 billion shares.

The amendment of the Company’s Restated Certificate of Incorporation to reflect the increase was approved by the Company’s Board of Directors and the holders of a majority of the Company’s voting stock by written consent. An information statement describing the amendment was mailed to stockholders on February 10, 2009 and became effective on March 2, 2009.

The increase in the number of authorized shares of common stock is needed in order for the Company to have an adequate reserve of common stock available for issuance upon conversion of existing convertible securities and exercise of outstanding options and warrants and to satisfy certain commitments to issue common stock.

“By approving the amendment by the written consent of all the majority of Company’s voting stock, the Company was able to eliminate the costs and management time involved in holding a special meeting of the stockholders to effect the Amendment,” says Theo Kremers, the CEO of LTC.

On LTC: LTC is a global manufacturer of Li-ion cells and a global provider of power solutions for diverse applications. LTC is especially well positioned in the fast growing markets of electrical cars and stationary power.

This notice does not constitute an offer of any securities for sale.